Exhibit 23.3
Consent of LaRoche Petroleum Consultants, Ltd.
As independent reserve engineers, geologists, and geophysicists, we hereby consent to the incorporation by reference in the Registration Statement of Legacy Reserves LP on Form S-3 of our Firm’s reserve report on the oil and natural gas reserves of Legacy Reserves LP as of December 31, 2007 and dated January 29, 2008 included in or made a part of Legacy Reserves LP’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2008.
LaRoche Petroleum Consultants, Ltd.

By:	/s/ Joe A. Young
	Name:	Joe A. Young
	Title:	Senior Partner

March 14, 2008